Ex 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-275524 and 333-273858 on Form S-3 and Registration Statement Nos. 333-273847, 333-267050 and 333-259730 on Form S-8 of our report dated February 28, 2024, relating to the financial statements of Enovix Corporation and the effectiveness of Enovix Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

San Francisco, California
February 28, 2024